Exhibit 99.3

From: Jon Barron
Sent: Thursday, August 31, 2006 12:53 PM
To: Glenn Williamson
Subject: Re: Final Draft of 8-K prior to Edgarizing

Glenn:

Yes, the draft 8K that you sent me is satisfactory. You can file it as presented.

Jon